Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2017 Third Quarter Results

Management to Host Conference Call on May 5, 2017 at 9:00 a.m. ET

PORT WASHINGTON, N.Y., May 4, 2017 — ACETO Corporation (Nasdaq: ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the third quarter of fiscal 2017 ended March 31, 2017.

Third Quarter Fiscal 2017 versus Third Quarter Fiscal 2016

•	Net sales of $190.1 million versus $157.9 million, a 20.4% increase
•	Gross profit of $42.3 million versus $38.3 million, a 10.5% increase
•	Net income of $5.6 million versus net income of $10.4 million, a 46.4% decrease
•	Diluted EPS of $0.16 versus $0.35, a 54.3% decrease
•	Non-GAAP Adjusted Net Income of $13.6 million versus $12.5 million, a 8.7% increase
•	Non-GAAP Adjusted EPS of $0.39 versus $0.42, a 7.1% decrease

Management Commentary

“The third quarter represents our first operating quarter with full inclusion of the recently-acquired Citron and Lucid products. The expansion of our product portfolio also brought us one step further along in our strategic transition towards human health with our human health and pharma ingredients business segments collectively accounting for over 75% of total sales for the first time ever,” said Sal Guccione, Chief Executive Officer of ACETO.

“Human Health sales and gross profit for the quarter grew to $100 million and $25.7 million, respectively, driven by the contribution of the Citron and Lucid product sales. Consistent with the past two quarters, increased competition in our generics business, particularly on one generic product that began in the fourth quarter of fiscal 2016, continued to impact year-over-year comparisons. Additionally, lower sales and gross profit from more mature products were partially offset by incremental sales and gross profit from new products launched this fiscal year.

“During the quarter, we resolved the API supply disruptions that had previously caused back orders on two Rising products and we launched four Rising products for a total of nine products year-to-date. We also launched two Citron products,” added Mr. Guccione. “We continue to expect to launch three to six additional Rising generic products during the fourth quarter. We also expect to launch seven Citron products in the fourth quarter, fewer than previously anticipated, for a total of 19 to 22 generic product launches during fiscal 2017.”

“In part because of these launch delays and also due to competitive pressures on our generics products portfolio, we now expect fiscal year 2017 sales growth to be in the low-to-mid teens percentage range and non-GAAP Adjusted EPS to be flat to 10% below fiscal 2016, largely dependent upon the timing and success of a particular anticipated new product launch. On a GAAP basis, which reflects costs related to the strategic acquisition and non-cash purchase accounting charges, EPS is expected to be below last year by approximately 50% to 60%. Despite this fiscal year’s operational challenges and difficult industry conditions, we are encouraged by the progress we have made in working through these challenges, and expect to see sequential growth by the legacy Rising products in the fiscal fourth quarter. Our resolve in returning to a steady annual growth state is unwavering,” concluded Mr. Guccione.

Third Quarter Financial Review

Net sales for the third quarter of fiscal 2017 were $190.1 million, an increase of 20.4% from $157.9 million reported in the third quarter of fiscal 2016. Total Company gross profit was $42.3 million, an increase of 10.5%, compared to $38.3 million in the third quarter of fiscal 2016. Gross margin for the third quarter was 22.3% compared to 24.2% in the prior year period.

Human Health segment sales were $99.8 million, an increase of 69.8%, compared to $58.8 million for the third quarter of fiscal 2016. The revenue increase was primarily due to the acquisition of certain generic pharmaceutical products of Citron and Lucid, from which sales of $52.2 million were included in total segment sales, offsetting a sales decline at Rising of $11.6 million. Nutritional product sales increased modestly in the third quarter versus the prior year period. Gross profit for the Human Health segment was $25.3 million, an increase of 32.3%, compared to $19.1 million for the third quarter of fiscal 2016. Gross margin for the third quarter was 25.3%, compared to 32.5% in the prior year period. As with revenue, the increase in gross profit was primarily due to the product acquisitions. The gross margin decline was due to lower gross profitability of the acquired Citron and Lucid products, which more than offset slight gross margin improvements at both Rising and Nutritionals.

Pharmaceutical Ingredients segment sales were $43.8 million, a decrease of 4.4%, compared to $45.8 million for the third quarter of fiscal 2016. The segment’s sales decrease was mainly due to lower volumes of intermediates sold abroad. Gross profit in the quarter was $7.3 million, a 16.1% decrease compared to $8.6 million for the third quarter of fiscal 2016. Gross margin for the third quarter was 16.6%, compared to 18.9% in the prior year period. The decrease in gross profit and margin was a result of volume declines of both APIs and intermediates sold abroad, as well as reduced sales of a certain API which typically yields a higher gross margin.

Performance Chemicals segment sales were $46.5 million, a decrease of 12.8%, compared to $53.3 million for the third quarter of fiscal 2016, due to lower domestic sales of certain agriculture products, which more than offset higher sales of specialty chemicals. Gross profit was $9.8 million, a decrease of 7.2%, compared to $10.5 million for the third quarter of fiscal 2016. Gross margin was 21.0% for the third quarter, compared to 19.7% in the prior year period. The decrease in gross profit was due to lower sales of agricultural protection products, while the gross margin increase was due to a more profitable mix of these products.

Total selling, general and administrative expenses were $26.5 million compared to $19.5 million in the same period last year, a 36.0% increase, with $5.4 million of the increase attributable to the amortization expense associated with the purchase of certain generic products and related assets of Citron and Lucid and $1.7 million for Citron-related consulting services. Research and Development expenses in the third quarter totaled $2.6 million compared to $2.3 million in the prior year period. The majority of R&D expenses are milestone based and fluctuate quarterly.

Operating income in the third quarter of fiscal 2017 was $13.2 million, versus $16.5 million in the prior year’s quarter. Net income was $5.6 million, or $0.16 per diluted share, compared to net income of $10.4 million, or $0.35 per diluted share, for the comparable quarter of fiscal 2016. Non-GAAP Adjusted Net Income was $13.6 million in the third quarter, compared to $12.5 million in the prior period, an 8.7% increase. Non-GAAP Adjusted Earnings per Share were $0.39, compared to $0.42 in the year ago third quarter, a 7.1% decrease.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 a.m. ET on Friday, May 5, 2017. To participate in the conference call, please dial (877) 317-6789 or (41) 317-6789 approximately 10 minutes prior to the call. Please reference conference ID # 10105981.

The call is also being webcast with an accompanying presentation, which can be accessed through the investor relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software and download the presentation.

A telephone replay of the conference call will be available from 11:30 a.m. ET on May 5, 2017 until 11:59 p.m. ET on May 9, 2017 and may be accessed by calling (888) 843-7419 and referencing conference ID # 10105981. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. These measures, Adjusted Net Income and Adjusted EPS, are based upon net income excluding amortization of intangibles, debt extinguishment, amortization of debt discount, debt issuance costs and deferred financing costs, transaction costs and purchase accounting adjustments related to acquisitions. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income and Adjusted EPS to U.S. GAAP net income and GAAP EPS are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the development, marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, the Company’s sales and earnings guidance and statements regarding the expected impact of a recent acquisition and product launches.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

Aceto Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net sales	$190,128	$157,926	$443,698	$423,100
Cost of sales	147,809	119,637	339,735	314,362
Gross profit	42,319	38,289	103,963	108,738
Gross profit %	22.26%	24.24%	23.43%	25.70%

Selling, general and administrative expenses	26,519	19,498	75,614	56,377
Research and development expenses	2,607	2,319	4,998	6,280
Operating income	13,193	16,472	23,351	46,081

Other expense, net of interest expense	(4,681)	(928)	(8,993)	(2,461)

Income before income taxes	8,512	15,544	14,358	43,620
Income tax provision	2,924	5,120	4,949	15,628
Net income	$5,588	$10,424	$9,409	$27,992

Net income per common share	$0.16	$0.36	$0.30	$0.96

Diluted net income per common share	$0.16	$0.35	$0.30	$0.95

Weighted average shares outstanding:
Basic	34,769	29,158	31,453	29,085
Diluted	35,121	29,620	31,792	29,536

Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	(unaudited)
	March 31, 2017	June 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$59,962	$66,828
Investments	1,966	881
Trade receivables: less allowance for doubtful accounts: March 31, 2017 $470; and June 30, 2016 $513	260,530	167,612
Other receivables	10,802	12,650
Inventory	139,941	98,107
Prepaid expenses and other current assets	5,155	3,339
Deferred income tax asset, net	2,595	3,244

Total current assets	480,951	352,661

Property and equipment, net	10,289	10,044
Property held for sale	7,152	6,868
Goodwill	241,741	67,871
Intangible assets, net	292,788	79,071
Deferred income tax asset, net	16,655	18,053
Other assets	9,044	6,210

Total Assets	$1,058,620	$540,778

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$14,466	$197
Accounts payable	111,364	46,034
Accrued expenses	106,243	52,675
Total current liabilities	232,073	98,906

Long-term debt, net	353,324	118,592
Long-term liabilities	60,302	6,344
Environmental remediation liability	3,008	3,352
Deferred income tax liability	7,762	9,142
Total liabilities	656,469	236,336

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value:
(75,000 shares authorized; 30,105 and 29,595 shares issued and outstanding at March 31, 2017 and June 30, 2016, respectively)	301	296
Capital in excess of par value	212,486	115,667
Retained earnings	198,139	194,804
Accumulated other comprehensive loss	(8,775)	(6,325)
Total shareholders' equity	402,151	304,442

Total liabilities and shareholders' equity	$1,058,620	$540,778

Aceto Corporation

Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)

(in thousands, except per share amounts)

	(unaudited) Three Months Ended March 31, 2017	(unaudited) Diluted Net Income Per Common Share Three Months Ended March 31, 2017	(unaudited) Three Months Ended March 31, 2016	(unaudited) Diluted Net Income Per Common Share Three Months Ended March 31, 2016	(unaudited) Nine Months Ended March 31, 2017	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2017	(unaudited) Nine Months Ended March 31, 2016	(unaudited) Diluted Net Income Per Common Share Nine Months Ended March 31, 2016

Net income, as reported	$5,588	$0.16	$10,424	$0.35	$9,409	$0.30	$27,992	$0.95

Adjustments:

Amortization of intangible assets	8,001	0.22	2,883	0.10	14,167	0.44	8,325	0.29
Transaction costs related to acquisitions	(191)	(0.01)	-	-	8,818	0.28	-	-
Separation and relocation costs	246	0.01	-	-	529	0.02	-	-
Step-up of inventory	2,100	0.06	-	-	2,266	0.07	-	-
Contingent consideration	-	-	(1,074)	(0.04)	-	-	(1,074)	(0.04)
Amortization of debt discount (non-cash interest expense)	1,263	0.04	1,184	0.04	3,729	0.12	1,771	0.06
Amortization of debt issuance costs	208	0.01	209	0.01	626	0.02	313	0.01
Amortization of deferred financing costs	300	0.01	-	-	300	0.01	-	-
Termination of interest rate swap	-	-	-	-	-	-	420	0.01
Environmental remediation charge	733	0.02	-	-	903	0.03	-	-

Adjusted income excluding charges	18,248	0.52	13,626	0.46	40,747	1.29	37,747	1.28
Adjustments to provision for income taxes	4,684	0.13	1,152	0.04	11,642	0.37	3,609	0.12

Adjusted net income (Non-GAAP)	$13,564	$0.39	$12,474	$0.42	$29,105	$0.92	$34,138	$1.16

Diluted weighted average shares outstanding	35,121	35,121	29,620	29,620	31,792	31,792	29,536	29,536

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units. The Company does not provide reconciliations of GAAP and non-GAAP projections as such projections are intended for directional purposes only.